As filed with the Securities and Exchange Commission on July 13, 2007

Registration Statement No. 333-105198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DANAHER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-1995548
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006-1813

(202) 828-0850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANAHER CORPORATION AND SUBSIDIARIES AMENDED AND RESTATED

EXECUTIVE DEFERRED INCENTIVE PROGRAM

(Full Title of the Plan)

Jonathan P. Graham

Senior Vice President and General Counsel

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006-1813

(202) 828-0850

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	N/A (2)
Common Stock, $0.01 par value	2,000,000 shares (1) (3)	N/A (2)	N/A (2)	N/A (2)

(1)	To adjust for the Stock Split (as further described in this Registration Statement), 1,000,000 shares of common stock have been added to the column “Amount to be Registered”, in addition to the 1,000,000 shares of common stock registered on May 13, 2003 for issuance under the Danaher Corporation and Subsidiaries Amended and Restated Executive Deferred Incentive Program.
(2)	The Registrant previously paid a registration fee in connection with the registration of 1,000,000 shares of common stock, and $20,000,000 of deferred compensation obligations, on May 13, 2003 under this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement is deemed to apply to the additional shares resulting from the Stock Split (as further described in this Registration Statement) and no additional fee is required to be paid.
(3)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment No. 1”), filed pursuant to General Instruction E of Form S-8, relates to the Registration Statement on Form S-8 (No. 333-105198) of Danaher Corporation (“Danaher”) filed by Danaher with the Securities and Exchange Commission on May 13, 2003 (the “Registration Statement”). Under the Registration Statement, Danaher registered 1,000,000 shares of its Common Stock, par value $0.01 per share, and $20,000,000 of deferred compensation obligations, in each case to be issued pursuant to the Danaher Corporation and Subsidiaries Amended and Restated Executive Deferred Incentive Program. The contents of the Registration Statement are hereby incorporated by reference into this Post-Effective Amendment No. 1 and the information required by Part II is omitted, except for Items 3, 5 and 6, which have been updated.

On May 20, 2004, the Registrant distributed a stock dividend of one share of common stock for every share of common stock issued and outstanding on the record date of May 6, 2004 (the “Stock Split”). This Post-Effective Amendment No. 1 hereby reflects, in accordance with Rule 416(b) under the Securities Act of 1933, as amended, the change in the amount of shares of common stock registered under the Registration Statement, on account of the Stock Split, from 1,000,000 to 2,000,000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Danaher is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) Danaher’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) The description of Danaher common stock as set forth in its Registration Statement on Form 8-B filed with the SEC on November 3, 1986, including all amendments and reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by Danaher pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interest of Named Experts and Counsel

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for Danaher by James O’Reilly, Associate General Counsel and Secretary of Danaher. James O’Reilly is employed by Danaher, is eligible to participate in the Plan from time to time and owns or has rights to acquire an aggregate of less than 0.01% of Danaher’s common stock.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Ten of Danaher’s Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors and officers of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conducts was unlawful. For derivative claims, Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors and officers of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Danaher has in effect insurance policies for general officers’ and directors’ liability insurance covering all of Danaher’s officers and directors.

Item 8.	Exhibits

Exhibit Number	Description
5.1	Opinion of counsel
10.1	Danaher Corporation and Subsidiaries Amended and Restated Executive Deferred Incentive Program (incorporated by reference from Appendix D to the Preliminary Proxy Statement on Schedule 14A filed by Danaher on March 23, 2007)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of counsel (included in Exhibit 5.1)
24.1	Power of Attorney (previously filed as the same numbered Exhibit to the Registrant’s Registration Statement on Form S-8, Registration Statement No. 333-105198, filed with the Securities and Exchange Commission on May 13, 2003).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on July 13, 2007.

DANAHER CORPORATION

By:	/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 13, 2007	By:	/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
Director, President and Chief Executive Officer
(Principal Executive Officer)

Date: July 13, 2007	By:	/s/ Daniel L. Comas
Daniel L. Comas
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: July 13 2007	By:	/s/ Robert S. Lutz
Robert S. Lutz
Vice President and Chief Accounting Officer
(Principal Accounting Officer)

Date: July 13, 2007	By:	*
Mortimer M. Caplin
Director

Date: July 13, 2007	By:	*
Donald J. Ehrlich
Director

Date: July 13, 2007	By:	*
Mitchell P. Rales
Director and Chairman of the Executive
Committee

Date: July 13, 2007	By:	*
Steven M. Rales
Director and Chairman of the Board

Date: July 13, 2007	By:	*
Walter G. Lohr, Jr.
Director

Date: July 13, 2007	By:
Alan G. Spoon
Director

Date: July 13, 2007	By:	*
A. Emmet Stephenson, Jr.
Director

Date: July 13, 2007	By:	*
John T. Schwieters
Director

*	pursuant to power of attorney

By:	/s/ Robert S. Lutz
Robert S. Lutz
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of counsel
10.1	Danaher Corporation and Subsidiaries Amended and Restated Executive Deferred Incentive Program (incorporated by reference from Appendix D to the Preliminary Proxy Statement on Schedule 14A filed by Danaher on March 23, 2007)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of counsel (included in Exhibit 5.1)
24.1	Power of Attorney (previously filed as the same numbered Exhibit to the Registrant’s Registration Statement on Form S-8, Registration Statement No. 333-105198, filed with the Securities and Exchange Commission on May 13, 2003).